UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2011

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas		75235-1611
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As previously disclosed, at the 2011 Annual Meeting of Shareholders of Southwest Airlines Co., a Texas corporation (the “Company”), a Shareholder proposal requesting that the board of directors (the “Board”) of the Company take the steps necessary so that each Shareholder voting requirement affecting the Company that calls for a greater than simple majority vote be changed to a majority of votes cast for and against the proposal was not submitted to a vote because the proponent failed to properly present the proposal personally or through a qualified representative at the meeting. Nevertheless, in its Current Report on Form 8-K filed on May 24, 2011, the Company disclosed the vote the proposal would have received had it been properly presented, which reflected that the proposal would have received a majority of the votes cast thereon as well as a majority of the outstanding shares entitled to vote thereon.

Despite the fact that the proposal was not properly presented, in light of the advisory votes on the proposal, the Board has unanimously voted in favor of and intends to submit a proposed amendment to the Company’s Articles of Incorporation for approval at the Company’s 2012 Annual Meeting of Shareholders. The amendment would lower the required vote with respect to future charter amendments, mergers and certain other fundamental corporate matters from two-thirds of the outstanding shares entitled to vote thereon (as currently required under Texas law absent a provision in the charter to the contrary) to a simple majority of outstanding shares entitled to vote thereon (as Texas law does not permit the vote threshold with respect to these matters to be below a majority of the outstanding shares entitled to vote thereon).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

Date: September 20, 2011	By:	/s/ Laura H. Wright
	Name:	Laura H. Wright
	Title:	Senior Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)